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                                                             Exhibit 99.B-(i)(3)

[GOODWIN PROCTER LOGO]

                                     Goodwin Procter LLP      T: 617.570.1000
                                     Counsellors at Law       F: 617.523.1231
                                     Exchange Place           goodwinprocter.com
                                     Boston, MA 02109


November 29, 2005


ING Series Fund, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, Arizona  85258

Re:    ING Series Fund, Inc.
       Post-Effective Amendment No. 81 to Registration Statement on Form N-1A File Nos. 33-41694; 811-06352

Ladies and Gentlemen:

As counsel to ING Series Fund, Inc., a Maryland corporation (the "Company"), we have been asked to render this opinion letter with respect to the registration of an indefinite number of Class A shares of stock of the Company (the "Shares"), par value $.001 per share, representing interests in the ING Classic Index Plus Fund (formerly ING Index Plus Protection Fund), a series of the Company (the "Series"), as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 81 to the Company's Registration Statement on Form N-1A (the "Registration Statement").

We have reviewed such documents and have made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Company. In addition, we have assumed that the number of Shares issued and outstanding at any time shall not exceed 100,000,000. We also have assumed that the consideration per Share received by the Company in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in conformity with generally accepted accounting principles, but shall not be less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable.

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We hereby consent to the filing of this opinion as Exhibit (i) to the
Registratation Statement, and to the reference to this firm as legal counsel for the Company in the Statement of Additional Information contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER  LLP